UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

October 18, 2005

(Date of earliest event reported)

ALASKA AIR GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-8957	91-1292054
(Commission File Number)	(IRS Employer Identification No.)

19300 Pacific Highway South, Seattle, Washington	98188
(Address of Principal Executive Offices)	(Zip Code)

(206) 392-5040

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Aircraft Purchase Agreement

On October 18, 2005, Horizon Air Industries, Inc. (“Horizon”) entered into a Supplement to Master Purchase Agreement (the “Agreement”) with Bombardier Inc. (“Bombardier”) to purchase 12 Bombardier DHC-8Q Series 400 model aircraft (“Q400 Aircraft”) with deliveries beginning in December 2006 and continuing through July 2007. The base list price for each Q400 Aircraft, including selected optional equipment, is approximately $26 million and is subject to an escalation formula. The Agreement also provides that Bombardier will provide certain remarketing assistance for up to twelve DHC-8 Series 200 aircraft previously leased by Horizon. In association with the purchase of the 12 Q400 Aircraft, Horizon and Bombardier have agreed to terminate firm orders for seven CRJ700 model aircraft.

The Agreement also provides for an option to purchase up to an additional 20 Q400 Aircraft if Horizon provides Bombardier written notice of its intention to acquire an additional Q400 Aircraft at least 15 months prior to a respective scheduled delivery date, which scheduled delivery dates begin in November 2006 and end on May 2010.

The Agreement also contains warranty and performance guarantee provisions and is subject to the terms and conditions set forth in the Master Purchase Agreement by and between Horizon and Bombardier on December 21, 1998.

Purchase Deposit Facility

On October 19, 2005, Alaska Airlines, Inc. finalized a $172 million variable rate revolving loan facility to provide a portion of the pre-delivery funding requirements of the Company’s purchase of up to 38 new Boeing 737-800 aircraft (23 of which are firm orders) under the current aircraft purchase agreement . The facility will expire on August 31, 2009 and the interest rate is based on the one-month LIBOR plus a specified margin. The facility has a syndicate of lenders, led by HSH Nordbank New York Branch, as agent bank, Norddeutsche Landesbank Girozentrale, and DekaBank Deutsche Girozentrale. Any borrowings will be secured by the Company’s rights under the Boeing purchase agreement. The Company has drawn $61.3 million on this facility as of October 19, 2005.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALASKA AIR GROUP, INC.
Registrant

Date: October 20, 2005

/s/ Brandon S. Pedersen
Brandon S. Pedersen Staff Vice President/Finance and Controller

/s/ Bradley D. Tilden
Bradley D. Tilden Executive Vice President/Finance and Chief Financial Officer

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